    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1999
                                                  REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                       REGISTRATION STATEMENT ON FORM S-3
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              IAT MULTIMEDIA, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    Delaware                               13-3920210
         -------------------------------            -------------------------
(State or other jurisdiction of Incorporation)       (I.R.S. Employer ID No.)


                          Geschaftshaus Wasserschloss
                                 Aarestrasse 17
                    CH-5300, Vogelsang-Turgi, Switzerland
                               011 41 56 223 5022
          -----------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)

                                Klaus Grissemann
                            Chief Financial Officer
                          Geschaftshaus Wasserschloss
                                 Aarestrasse 17
                    CH-5300, Vogelsang-Turgi, Switzerland
                               011 41 56 223 5022
                   ------------------------------------------
              (Address and telephone number of agent for service)

                                   Copies to:

                                Jill Cohen, Esq.
                      Bachner, Tally, Polevoy & Misher LLP
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 687-7000

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


        CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

                                                      Proposed               Proposed Maximum
Title of Each  Class of           Amount to           Maximum Aggregate      Aggregate             Amount of
Securities to be Registered       be Registered(1)    Price per Security(2)  Offering Price        Registration Fee
Common Stock, $.01 par value . .  1,629,503           $8.50                  $13,850,775.50        $3,851
================================  ==================  ====================== ====================  =====================

(1)      Registered for resale by certain selling stockholders of the Company.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of the Common Stock on the Nasdaq National Market on February 3, 1999.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1999

PROSPECTUS


                              IAT MULTIMEDIA, INC.

                        1,629,503 Shares of Common Stock


         Certain stockholders named herein are offering for resale 1,629,503 shares of our Common Stock. None of the proceeds from the sale of the shares by the selling stockholders will be received by us.

         Our Common Stock is listed on the Nasdaq National Market under the symbol "IATA". On February 4, 1999, the last sale price of the Common Stock as reported on the Nasdaq National Market was $9.125 per share.

         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
          SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February __, 1999

                               TABLE OF CONTENTS
                                                          PAGE
Available Information                                       2
Incorporation of Certain Documents by Reference             3
Note Regarding Forward-Looking Statements                   4
Enforcement of Civil Liabilities                            4
Prospectus Summary                                          5
Risk Factors                                                7
Use of Proceeds                                            21
Selling Stockholders                                       21
Plan of Distribution                                       24
Legal Matters                                              25
Experts                                                    25

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed (or incorporated by reference) as an exhibit to the Registration Statement. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. Reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Common Stock is listed on the Nasdaq National Market under the symbol "IATA" and also trades on the Freiverkehr in Frankfurt, Berlin, Stuttgart and Dusseldorf Germany. Certain information, reports and proxy statements of the Company are also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 000-22101) pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including any documents or portions thereof incorporated by reference therein and all amendments thereto;

         2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998 and September 30, 1998;

         3. The Company's Current Reports on Form 8-K dated March 5, 1998, June 19, 1998 and December 31, 1998, and on Form 8-K/A dated March 24, 1998;

         4. The Company's Definitive Proxy Statement dated October 5, 1998;

         5. The Company's Registration Statement on Form 8-A declared effective on March 26, 1997, registering the Common Stock under the Exchange Act; and

         6. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act.

         Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland, Attention: Chief Financial Officer, telephone
(011)(41)(56)223-5022.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Such forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in such forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. Factors which could cause such results to differ materially from those described in the forward-looking statements include, amongst other items, those set forth under "Risk Factors."

                        ENFORCEMENT OF CIVIL LIABILITIES

         The Company is organized under the laws of the State of Delaware. Investors in the Common Stock will be able to effect service of process on the Company in the United States. However, the Company is primarily a holding company which holds stock in entities in Switzerland and Germany and all or a substantial portion of the Company's assets are located outside the United States. In addition, all of the Company's six directors and all of its executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may not be possible for investors to effect service of process upon the Company's directors and officers or enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against the Company's directors' and officers' assets.

         The Company has been advised that there is doubt as to the enforceability in Switzerland of judgments of U.S. courts and in Germany in original actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon the laws of the United States, in each case against the Company's subsidiaries and against its shareholders, directors, officers and employees who are domiciled in Switzerland and Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland and in Germany. The market price of the Common Stock may be affected by the difficulty for investors to enforce judgments of U.S. courts.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this Prospectus or incorporated by reference herein. It is not complete and may not contain all of the information that you should consider before investing in our securities. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements and notes to those statements incorporated by reference herein.

                                  THE COMPANY

         We market high-performance personal computers in Germany assembled according to customer specifications and sold under the trade name "Trinology." We also sell components, peripherals and software for PCs. Our product line includes:

     o    high-performance IBM-compatible desktop PCs;

     o components, such as motherboards, hard disks, graphic cards and plug-in cards; and

     o    peripherals, such as printers, monitors and cabinets.

Our clients include:

     o corporate customers, such as industrial, pharmaceutical, service and trade companies;

     o    the military;

     o    value-added resellers; and

     o    retail computer stores.

Our current customers include:

     o    Mercedes Benz Leasing;

     o    Adam Opel AG;

     o    Novartis Switzerland; and

     o    the North Atlantic Treaty Organization.

Our products are marketed directly through our internal sales force to dealers and end-users. We also maintain two retail showrooms and a mail-order department.

         We work directly with a wide range of suppliers to evaluate the latest developments in related technology and engage in extensive testing to optimize the compatibility and speed of the components which are sold and integrated into our Trinology PCs. Components and peripherals used in Trinology PCs and sold by us are manufactured by companies such as:

     o    Actebis Computer Handels GmbH;

     o    Peacock AG;

     o    CTX Computer GmbH;

     o    Ingram Micro GmbH;

     o    Iiyama;

     o    Asus Computer GmbH; and

     o    Matrox Electronic Systems.

We offer a comprehensive service and support program to all end-users and our Trinology PCs, components and peripherals come with warranties ranging from one to three years. We also maintain a free service hotline providing operational and technical support and a "support mailbox" for our customers, through which customers may send inquiries to technical support personnel via computer.

         We expect to receive licensing fees and royalty payments from the licensing and sale of our visual communication technology, wavelet data compression/decompression software technology and related technology. We intend to offer products incorporating our visual communication system technology in our Trinology PCs.

         We were incorporated in Delaware in September 1996. Our address is Geschaftshaus Wasserschloss, Aarestrasse 17 CH-5300, Vogelsang-Turgi, Switzerland and our telephone number is (011)(41)(56) 223 5022. Unless the context otherwise requires, the "Company" refers to IAT Multimedia, Inc., the Delaware corporation, and:

     o our majority-owned subsidiary FSE Computer-Handel GmbH & Co. KG, a German corporation; and

     o our wholly-owned subsidiaries Columbus Computer Handels-und Vertriebs GmbH & Co. KG, a German corporation, IAT AG, a Swiss corporation, and IAT Deutschland GmbH Interaktive Medien Systeme, a German corporation.

                              RECENT DEVELOPMENTS

         We are currently in discussions with the entities which were formed following our restructuring in March 1998 relating to our potential sale to these entities of:

     o    our 15% equity interest in each of such entities; and

     o    our visual communications and wavelet technology proprietary rights.

Our discussions propose that in exchange for our sale of such assets, we would receive:

     o    cash;

     o an equity interest in a newly formed entity which will continue the operations of the entities which were formed following our restructuring; and

     o    certain royalty and license fees.

These negotiations are ongoing and the terms of any proposed transaction have not been finalized. We cannot predict whether this proposed transaction will be consummated on terms favorable to us or at all.

                                  RISK FACTORS

         The following factors should be reviewed carefully, in conjunction with the other information in this Prospectus and our consolidated financial statements. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this Prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."

         HISTORY OF OPERATING LOSSES; CHARGES TO OPERATIONS. We have experienced significant operating losses since our inception. At September 30, 1998, we had an accumulated deficit of approximately $20.7 million. For the year ended December 31, 1997 and the nine months ended September 30, 1998, we incurred operating losses of approximately $7.1 million and $1.5 million, respectively. We cannot predict if we will ever achieve or sustain profitability.

         As a result of certain acquisitions in 1997 and 1998 and our restructuring in 1998, substantially all of our revenues are now generated from the sale and distribution of our Trinology PCs and PC components, peripherals and software in Germany through FSE Computer-Handel GmbH & Co. KG which we acquired in November 1997 and Columbus Computer Handels-und Vertriebs GmbH & Co. KG which we acquired in November 1998. Our PC business is subject to significant price competition which substantially affects profit margins. We cannot predict whether:

     o    we will achieve profitability; or

     o any potential increase in sales or revenue will be offset by devaluations of the Deutsche Mark or euro against the U.S. dollar.

See "--Risks Relating to Euro."

         Our strategy is growth through acquisitions. In connection with our acquisition of FSE and Columbus, we incurred an aggregate of approximately $6.0 million of goodwill. We are amortizing this goodwill over 10 years, which will cause us to record in our financial statements an annual expense of approximately $600,000. In addition, in connection with our acquisition of Columbus, we restructured the operations of FSE. We expect to take an additional charge to operations of approximately $150,000 during the quarter ended December 31, 1998 for such restructuring. As we acquire additional businesses, we may incur significant charges for depreciation and amortization and, to the extent financed through borrowing, interest expense. Such charges could further adversely affect our future results of operations and may result in increased net losses. See "--Limited History of Combined Operations; New Business Activities" and "--Risks Relating to Acquisitions and Managing Growth; Need for Additional Funds."

         LIMITED HISTORY OF COMBINED OPERATIONS; NEW BUSINESS ACTIVITIES. Prior to entering into our PC business with the acquisition of FSE, our sole business was developing and marketing visual communications technology and related products. The sale and distribution of PCs and related hardware and software is a new business for our management group. We have only limited experience operating this business and we cannot assure that our management group will be successful in managing such business. Our inability to successfully manage this business could materially adversely affect our operations and financial condition.

         RISKS RELATING TO ACQUISITIONS AND MANAGING GROWTH; NEED FOR ADDITIONAL FUNDS. An integral part of our business strategy is growth through acquisitions. This acquisition strategy presents risks that could materially adversely affect our business and financial performance, including:

     o    the diversion of our management's attention;

     o the assimilation of the operations and personnel of the acquired business;

     o the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired business; and

     o    increased competition for acquisition opportunities.

         As part of our acquisition strategy, we may seek opportunities to expand the marketing and sale of our products into markets in the United States. We have no experience operating a business in the United States and in the event we expand into the United States:

     o we will face substantial increased competition from companies with substantially greater name recognition and marketing and other resources; and

     o we would be required to make substantial expenditures for, among other things, marketing, office space and sales and marketing personnel and other employees in the United States.

         As we expand through acquisitions, we will be required to hire and retain additional management and administrative personnel and develop and expand operational systems to support our growth. Competition for qualified employees is intense and an inability to attract and retain such individuals could adversely affect our business and prospects. This growth strategy will continue to place significant demands on our management, technical, financial and other resources. We cannot predict whether:

     o we will be able to acquire additional businesses on terms favorable to us;

     o the operations of any such businesses can be successfully integrated into our business;

     o    any anticipated benefits of completed acquisitions will be realized;
          or

     o there will be substantial unanticipated costs associated with such acquisitions.

The failure to manage growth effectively could materially adversely affect our operations and financial condition. We are evaluating and are in various stages of discussions in connection with the potential acquisition of assets or equity of certain related businesses. However, we have no agreements or arrangements with respect to any particular acquisitions. We cannot predict whether we will be able to acquire the assets or capital stock of or profitably integrate and operate any other businesses that may be acquired in the future. See "--History of Operating Losses; Charges to Operations."

         Based upon our current level of operations, we believe that existing cash resources and cash flow expected to be generated from operations will be sufficient to meet our capital requirements for approximately the next 12 months, depending on cash requirements for future acquisitions. Although we intend to use existing cash resources and cash flow expected to be generated from operations for future acquisitions, we may require additional funds for additional acquisitions and integration and management of acquired businesses.

         COMPETITION. The German PC industry is highly competitive, especially with respect to pricing and the introduction of new products and features. We compete with our competitors primarily on the basis of adding new performance features without corresponding price increases. We may not be able to continue to compete successfully by:

     o    introducing products or performance features on a timely basis; or

     o adding new features to our products without corresponding increases in prices.

         Furthermore, in recent years we and many of our competitors have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

     o    significantly longer operating histories;

     o significantly greater managerial, financial, marketing, technical and other competitive resources; and

     o    greater name recognition.

     As a result, our competitors may be able to:

     o adapt more quickly to new or emerging technologies and changes in customer requirements;

     o devote greater resources to the promotion and sale of their products and services; and

     o    respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. We also compete with other PC direct marketers as well as with PC manufacturers that market their products in distribution channels in which we have not participated. We cannot predict whether we will be able to compete successfully with existing or new competitors. In addition, competition could increase if:

     o    new companies enter the market;

     o    existing competitors expand their service offerings; or

     o    we expand into new markets.

         An increase in competition could result in material price reductions or loss of our market share and could materially adversely affect our operations and financial condition. See "--Dependence on New Products and Rapidly Developing Technologies."

         SUBSTANTIAL INDEBTEDNESS; RISKS OF FINANCIAL LEVERAGE. As of September 30, 1998, our consolidated indebtedness was approximately $7.2 million, representing approximately 57.4% of our total capitalization. Our indebtedness as of January 31, 1999 consisted of:

     o borrowings under bank lines of credit in the aggregate amount of approximately $150,000 which are due on demand and are secured by our accounts receivable;

     o unsecured stockholder loans in the aggregate amount of approximately $1.0 million; and

     o unsecured convertible debentures in the aggregate amount of $3.0 million.

Accordingly, we are subject to all of the risks associated with substantial indebtedness, including:

     o a substantial portion of our cash flow from operations will be used to pay our indebtedness; and

     o we have reduced the funds available to us for operations, future business opportunities and other purposes.

         In the event we default under any of our debt instruments or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds available to make such payments. Failure to repay such indebtedness would materially adversely affect our operations and financial condition.

         Our substantial debt may also adversely effect us in the following ways:

     o our ability to obtain additional financing for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired; and

     o we will be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions.

Certain of our competitors have less debt and have significantly greater operating and financial flexibility than us.

         DEPENDENCE ON KEY PERSONNEL. We are dependent on our executive officers, including Jacob Agam, our Chairman and Chief Executive Officer, as well as principal members of our management team. We cannot assure that any of our management personnel, including Mr. Agam, will continue to devote sufficient time to our business. The loss of services of, or a material reduction in the amount of time devoted to our business by, such individuals could adversely affect our operations and financial condition. Competition for qualified executive officers is intense. The loss of any of such persons, or an inability to attract, retain and motivate highly skilled employees, could adversely affect our business and prospects. We may not be able to attract additional qualified employees or retain our existing personnel.

         DEPENDENCE ON NEW PRODUCTS AND RAPIDLY DEVELOPING TECHNOLOGIES. The PC industry is characterized by short product life cycles resulting from:

     o    rapid changes in technology;

     o    rapid changes in consumer preferences; and

     o    declining product prices.

To maintain our competitive position in the PC industry, we must continue to introduce new products and features that address the needs and preferences of our target markets. We cannot assure that:

     o we will be able to compete successfully by introducing products or features on a timely basis;

     o the introduction of new products or features by our competitors will not adversely affect the sale of our products; or

     o    we will be able to adapt to future changes in the PC gindustry.

         Although we do not conduct internal research and development, we work closely with PC component suppliers and other technology developers to evaluate the latest developments in PC-related technology. We may not:

     o    continue to have access to new technology;

     o    be successful in incorporating such new technology in our products;
          or

     o be able to deliver commercial quantities of new products or features in a timely manner.

         SUPPLY RISK. We require a high volume of quality PC components, peripherals and software for:

     o    integration into our Trinology PCs; and

     o    sale to our customers.

We do not maintain any supplier contracts. We generally use one or two suppliers for certain components, peripherals and software. The PC industry periodically experiences shortages of certain components and peripherals. Many of the suppliers that we rely upon for PC components and peripherals are located in countries outside of Germany. The availability of such PC components and peripherals is affected by factors such as:

     o    world-wide demand for components, peripherals and software;

     o    seasonal reductions in business activities; and

     o political and economic downturns in the countries in which such suppliers are located.

Our inability to obtain key components, peripherals or software in a timely manner could materially adversely affect our operations and financial condition.

         LIMITED PROPRIETARY PROTECTION. We believe the tradename Trinology is important to our business and we intend to vigorously protect this tradename.
We also have proprietary rights in our visual communication, wavelet and certain other related technology. However, we may not be able to prevent misappropriation of such rights.

         The laws of some foreign countries where we may in the future sell our products may not protect our proprietary rights to the same extent as do laws in the United States and, we believe, Germany and Switzerland. The protections afforded by the laws of such countries may not be adequate to protect our intellectual property rights. Our inability to protect our proprietary rights could materially adversely affect our operations and financial condition. Litigation may be necessary to:

     o    enforce our intellectual property rights;

     o    protect our trade secrets; and

     o determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and could materially adversely affect our operations and financial condition.

         We may receive notice of claims of infringement of other parties' proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of our products and could materially adversely affect our operations and financial condition.

         RISKS ASSOCIATED WITH FOREIGN MARKETS. Substantially all of our revenues in the year ended December 31, 1997 and the nine months ended September 30, 1998 were generated from operations located in Germany and Switzerland. While these countries have well developed economic markets, annual growth of the gross domestic product has averaged 2.9% in 1996 and 2.2% in 1997 for Germany and 0.2% in 1996 and 0.7% in 1997 for Switzerland. Historically, all of our revenues have been denominated in Swiss Francs and Deutsche Marks. We anticipate that we will continue to generate most of our revenues in these currencies until the companies we conduct business with choose to settle transactions in Euros. See "--Risks Relating to Euro."

         Any depreciation in the value of the Swiss Franc, Deutsche Mark or Euro against the U.S. dollar that we are unable to offset through price adjustments could materially adversely affect our operations and financial condition. Conducting an international business inherently involves a number of other difficulties and risks, such as:

     o    export restrictions;

     o    export controls relating to technology;

     o    compliance with existing and changing regulatory requirements;

     o    tariffs and other trade barriers;

     o    difficulties in staffing and managing international operations;

     o    longer payment cycles;

     o    problems in collecting accounts receivable;

     o    software piracy;

     o    political instability and economic downturns;

     o seasonal reductions in business activity in Europe during the summer months; and

     o    potentially adverse tax consequences.

         We cannot predict whether any of these factors will materially adversely affect our operations and financial condition. In addition, we may seek opportunities to expand our operations into the United States and into other countries. The transfers of funds to and from those countries to Germany and Switzerland may be taxable events for us. Our results of operations and the market price of our Common Stock may be affected by changes in German and Swiss policy, taxation and economic developments.

         Our subsidiaries are subject to German and Swiss law. These countries require, among other things, that companies which incur losses have to take appropriate measures to ensure that the claims of its obligees are covered by the assets of those companies. Such measures include, among others, increasing paid-in capital or obtaining declarations from the obligees which subordinate their claims. If those measures are not taken, the board of directors of such company must notify a judge in order to commence bankruptcy proceedings which, under Swiss and German law, usually leads to the dissolution of the corporate existence. We have undertaken measures to obtain and maintain operating funds for our subsidiaries in the past. However, we may need to undertake additional measures in the future and we cannot predict whether the corporate existence of any of our subsidiaries can be maintained. Failure to maintain the corporate existence of certain of our subsidiaries would materially adversely affect our operations and financial condition.

         RISKS RELATING TO EURO. On January 1, 1999, certain members of the European Union, including Germany, introduced a single currency, the Euro. Euro notes and coins will not be issued until January 1, 2002. However, during a transition period commencing January 1, 1999 and ending January 1, 2002, European Monetary Union (EMU) countries will have the option of settling transactions in local currencies or in the Euro. We have not yet determined whether we intend to transact business in Euros. The conversion to the Euro will result in increased costs to us related to updating operating systems to convert to the Euro, review of the effect of the Euro on our contracts and updating catalogues and sales material for our products. In addition, there are significant legal, practical and regulatory uncertainties associated with the introduction of the Euro. Adoption of the Euro by us or third parties with whom we transact business could adversely affect our contracts and operations and could result in unforeseen risks which could materially adversely affect our operations and financial condition. In addition, adoption of the Euro will limit the ability of an individual EMU country to manage fluctuations in the business cycles through monetary policy.

         ENFORCEMENT OF CIVIL LIABILITIES. We are organized under the laws of the State of Delaware. Investors in our Common Stock will be able to effect service of process on us in the United States. However, we are primarily a holding company which holds stock in entities in Switzerland and Germany and all or a substantial portion of our assets are located outside the United States. In addition, all of our six directors and all of our executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may not be possible for investors to:

     o    effect service of process upon our directors and officers; or

     o enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against our directors' and officers' assets.

         We have been advised that there is doubt as to the enforceability in Switzerland of judgments of U.S. courts and in Germany in original actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon the laws of the United States, in each case against our subsidiaries and against our shareholders, directors, officers and employees who are domiciled in Switzerland and Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland and in Germany. The market price of our Common Stock may be affected by the difficulty for investors to enforce judgments of U.S. courts.

         RISK OF SYSTEM DEFECTS; PRODUCT LIABILITY EXPOSURE. Our Trinology PCs must:

     o meet standards established by the European FCC (CE declarations) for radio frequency emissions; and

     o    receive appropriate certification prior to being marketed.

         A delay or inability to obtain certification may delay or prevent us from introducing new products or features. As a result, our operations and financial condition could be materially adversely affected.

         Trinology PCs assembled by us may contain significant operating errors which we did not detect through our own testing. Any operating error in our products may result in decreased revenue or increased expenses because of:

     o    adverse publicity;

     o    reduced orders;

     o    product returns;

     o    uncollectible accounts receivable;

     o    delays in collecting accounts receivable; and

     o additional and unexpected costs of further product development to correct the errors.

         Sale of our products also involves the inherent risk of product liability claims against us. We do not maintain product liability insurance and believe that such insurance cannot be obtained except at a substantial cost. While no product liability claims have been made against us in the past, we cannot predict whether such claims will arise in the future. Any substantial uninsured liability would have a material adverse effect on our operations and financial condition.

         YEAR 2000 COMPLIANCE. Computers, software, and other equipment utilizing microprocessors that use only two digits to identify a year in a date field may be unable to process accurately certain date-based information at or after the year 2000. This is commonly referred to as the "Year 2000 issue", and we are addressing this issue. We believe that all hardware products included in Trinology PCs shipped since the fourth quarter of 1997 are Year 2000 compliant. We also believe that hardware products included in Trinology PCs shipped prior to such time can be made Year 2000 compliant through upgrades or software patches. We have requested Year 2000 compliance certification from each of our major vendors and suppliers for their hardware and software products and for their internal business applications and processes but cannot predict whether such vendors will confirm compliance. Achieving Year 2000 compliance is dependent on many factors, some of which are not completely within our control. If we fail to achieve Year 2000 compliance for our internal systems or if our vendors or suppliers fail to achieve Year 2000 compliance for their internal systems we could be materially adversely affected.

         POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The PC industry generally, and our operating results specifically, have been subject to seasonality and to significant quarterly and annual fluctuations. Fluctuations in the PC industry can be the result of a wide variety of factors, including:

     o    new product developments or introductions;

     o    availability of components and peripherals;

     o    changes in product mix and pricing;

     o    product reviews and other media coverage;

     o seasonal reductions in business activity in Europe during the summer months; and

     o the spending patterns of customers, which in turn are subject to prevailing economic conditions.

Our revenues and net income are subject to fluctuations in the value of the Deutsche Mark, and will be subject to fluctuations in the value of the euro, against the U.S. dollar. We currently engage in limited hedging transactions which are not material to our operations, to offset the risk of currency fluctuations. Such hedging activities may be increased or discontinued in the future and we are unable to predict whether such transactions will offset the risk of currency fluctuations. As a result of the foregoing factors, it is possible that in certain quarters our results of operations will be below:

     o the results of operations for the corresponding quarter of the prior fiscal year;

     o the results operations for the preceding quarters of the then current fiscal year; or

     o    the expectations of analysts and investors.

In such event, the market price of our Common Stock may decline. See "--Risks Associated with Foreign Markets" and "--Risks Relating to Euro."

         CONTROL BY EXISTING STOCKHOLDERS; POTENTIAL ANTI-TAKEOVER PROVISIONS. As of January 31, 1999, our officers, directors and significant stockholders owned approximately 42.4% of the outstanding Common Stock. As a result, such stockholders are able to influence significantly:

     o    the election of our directors; and

     o the outcome of corporate transactions or other matters submitted for stockholder approval.

Furthermore, pursuant to an Investor Rights Agreement between Vertical Financial Holdings Establishment, one of the selling stockholders in this offering, and us, Vertical has the right, but not the obligation, to nominate two persons as members of the management slate for election to our Board of Directors so long as Vertical holds at least 10% of:

     o the 1,875,000 shares of Common Stock issued by us upon conversion of our Series A Preferred Stock in April 1997; or

     o the 1,875,000 shares of Common Stock issuable upon exercise of warrants.

Vertical has the right, but not the obligation, to nominate one person as a member of the management slate for election to our Board of Directors so long as Vertical holds at least 5% of:

     o the 1,875,000 shares of Common Stock issued by us upon conversion of our Series A Preferred Stock in April 1997; or

     o the 1,875,000 shares of Common Stock issuable upon exercise of the warrants.

As of the date of this Prospectus, Vertical held 890,152 of such shares of Common Stock and held warrants to purchase 690,152 shares of Common Stock.

         The existence of such rights solidifies control over us by certain stockholders. Pursuant to the Investor Rights Agreement, Vertical has nominated, and our stockholders have elected, Jacob Agam as a director. Pursuant to a Stock Purchase Agreement, Vertical nominated and Mr. Agam was elected as our Chairman. Mr. Agam is the Chairman of the Board of Vertical. In addition, pursuant to the Stock Purchase Agreement, we maintain an Underwriting Committee which consists of four members with two members appointed by each of us and Vertical. The Underwriting Committee currently consists of Jacob Agam, Dr. Viktor Vogt and Klaus Grissemann, all members of our Board of Directors. Mr. Agam, as designated by Vertical, serves as the Chairman of the Underwriting Committee. Vertical has not yet named its second nominee to the Underwriting Committee. The Underwriting Committee is vested with full and exclusive responsibility and authority on our behalf to select an underwriter and to negotiate all of the terms and conditions of any underwriting. In the event that the Underwriting Committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the full Board of Directors provided that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

         We are subject to a Delaware statute regulating business combinations which could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. In addition, our Board of Directors is authorized to issue from time to time, without stockholder approval, shares of preferred stock with such terms and conditions as the Board of Directors may determine in its sole discretion.

         CHARGE TO EARNINGS IN THE EVENT OF RELEASE OF ESCROW SHARES. 498,285 shares of Common Stock were deposited in escrow pursuant to an escrow agreement in connection with our initial public offering in March 1997. These shares will be released from escrow if:

     o we attain certain revenue levels for the years ending December 31, 1998 and 1999; or

     o the Common Stock trades at certain levels for any 30 consecutive trading days, commencing in April 1999.

These shares are not deemed to be outstanding for the purpose of calculating earnings per share until either of such conditions is probable of being met. The position of the Securities and Exchange Commission with respect to such escrow arrangements provides that in the event any shares are released from escrow to stockholders who are our officers, directors, employees or consultants, a non-cash compensation charge will be recorded for financial reporting purposes. Accordingly, in the event of the release of such shares, we will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to operations, equal to the then fair value of such shares. This charge to operations will not be deductible for income tax purposes and would have the effect of significantly increasing our loss or reducing or eliminating earnings, if any, at such time. By way of example, if at the time of the release of such shares the market price of the Common Stock was $14.00, we would be required to recognize compensation expense of approximately $2.2 million. The recognition of such compensation expense may depress the market price of the Common Stock. We cannot predict whether our earnings or our stock price will attain the targets that would enable the shares to be released from escrow.

         POSSIBLE DELISTING OF COMMON STOCK FROM THE NASDAQ NATIONAL MARKET. We cannot assure that we will continue to meet the criteria for continued listing on the Nasdaq National Market. Continued inclusion on the Nasdaq National Market generally requires that we maintain:

     o at least $4,000,000 in "net tangible assets" (total assets less total liabilities and goodwill);

     o    a minimum bid price of the Common Stock of $1.00 per share;

     o at least 750,000 shares in the public float valued at $5,000,000 or more;

     o    at least two active market makers for the Common Stock; and

     o    at least 400 holders of the Common Stock.

         If we are unable to satisfy the Nasdaq National Market's maintenance requirements, our Common Stock may be delisted from the Nasdaq National Market. In such event, trading, if any, in our Common Stock would thereafter be conducted:

     o on the Nasdaq SmallCap Market, subject to meeting the requirements for listing on the Nasdaq SmallCap Market;

     o    in the over-the-counter market in the "pink sheets;" or

     o on the National Association of Securities Dealers, Inc.'s "Electronic Bulletin Board."

Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and the news media's coverage of the Company and lower prices for our Common Stock than might otherwise be attained.

         RISKS OF LOW-PRICED STOCK. If our Common Stock was delisted from Nasdaq National Market and could not be quoted on Nasdaq SmallCap Market (see "--Possible Delisting of Common Stock from the Nasdaq National Market"), it could become subject to Rule 15g-9 under the Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell our Common Stock and may adversely affect the ability of stockholders to sell any of the shares of Common Stock in the secondary market.

         Commission regulations, subject to certain exceptions, define a "penny stock" to be, among others, any non-exchange listed equity security:

     o that has a Market Price (as therein defined) of less than $5.00 per share; or

     o    with an exercise price of less than $5.00 per share.

For any transaction involving a penny stock, unless exempt, the rules require:

     o delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market;

     o disclosure about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities; and

     o monthly statements to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing required penny stock restrictions will not apply to the Common Stock if:

     o such securities are quoted on the Nasdaq National Market or the Nasdaq SmallCap Market and have certain price and volume information provided on a current and continuing basis; or

     o we meet certain minimum net tangible assets or average revenue criteria.

         We cannot predict whether the Common Stock will qualify for exemption from these restrictions. In any event, even if the Common Stock was exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Common Stock were subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

         NO DIVIDENDS. We have not paid any cash dividends on our Common Stock and do not expect to do so in the foreseeable future.

         POTENTIAL VOLATILITY OF STOCK PRICE. The market price for our securities and for securities of similar companies have from time to time experienced significant price and volume fluctuations that are unrelated to operating performance. Factors which may affect our market price include:

     o    market conditions in the computer industry;

     o    competition;

     o    sales or the possibility of sales of our Common Stock;

     o    our results of operations and financial condition; and

     o    general economic conditions.

Furthermore, the stock market has experienced significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our Common Stock. See "Shares Eligible for Future Sale; Registration Rights."

         SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Future sales of shares of Common Stock by existing stockholders through the exercise of outstanding registration rights or through the issuance of shares of Common Stock upon exercise of options, warrants or otherwise could have an adverse effect on the price of our Common Stock. As of January 31, 1999, we had 9,800,571 shares of Common Stock outstanding (excluding treasury shares). Substantially all of these shares are eligible for sale without restriction or under Rule 144, subject to the lock-up described below. In general, under

Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act of 1933, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of:

     o    one percent of the then outstanding shares of Common Stock; or

     o the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other requirements.

         In addition to the 1,629,503 shares of Common Stock being registered for resale in this offering, we have an outstanding registration statement on Form S-3 relating to the resale of an aggregate of 2,367,082 shares of Common Stock (substantially all of which are issuable upon exercise or conversion of our convertible securities).

         Certain of our officers, directors and stockholders (including those stockholders whose shares of Common Stock are being registered for resale in this offering) who hold, in the aggregate, approximately 4,500,000 shares of Common Stock and approximately 2,500,000 vested options and warrants, entered into lock-up agreements with the underwriters in our initial public offering. Such officers, directors and stockholders agreed that until March 27, 1999, without the prior written consent of Royce Investment Group, Inc., they would not:

     o sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market); or

     o    exercise registration rights.

However, such stockholders (other than our officers and directors) may sell or otherwise dispose of shares of Common Stock in one or more private sales without such consent if the acquirors (and any subsequent acquirors) of such shares enter into a lock-up agreement with Royce restricting the transferability of such shares for the remainder of period between March 26, 1997 and March 26, 1999. These stockholders have also executed a stockholders' agreement. Certain of these stockholders have agreed that until March 27, 1999, they would not sell or otherwise dispose of any shares of Common Stock or seek the consent of Royce to sell or otherwise dispose of any shares of Common Stock without the consent of Vertical and certain of our other stockholders. Certain other stockholders have also agreed not to exercise any registration rights until March 27, 1999 without the consent of Vertical. The agreement provides that the observance of any term of the stockholders' agreement may be waived only with the written consent of Vertical. The stockholders' agreement does not contain any restrictions on the registration of shares of Common Stock included in this offering.

         Royce has released the selling stockholders from the restriction relating to the registration for resale of the shares of Common Stock offered in this offering. Royce has not released such selling stockholders from any other restriction contained in the lock-up agreements, including the restrictions on the ability of the selling stockholders to sell the shares offered for resale in this offering and the registration for resale of shares of Common Stock issuable upon exercise of warrants held by the selling stockholders or any other stockholder. Royce may in its sole discretion waive any restriction contained in the lock-up agreements.

         The holders, including the selling stockholders, of an aggregate of approximately 4,100,000 additional shares of Common Stock and warrants to purchase Common Stock (excludes the 1,679,503 shares in this offering) have demand and piggy-back registration rights with respect to their respective securities. These holders have entered into the lock-up agreements with Royce and Royce has not released these holders from such lock-up agreements. Sales of Common Stock or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby.

         EFFECT OF OUTSTANDING OPTIONS; WARRANTS AND CONVERTIBLE SECURITIES. We also have outstanding:

     o warrants to purchase an aggregate of approximately 2,800,000 shares of Common Stock;

     o Series B Convertible Preferred Stock which is convertible into 198,255 shares of Common Stock; and


     o Series A Convertible Debentures which are convertible into approximately 727,000 shares of Common Stock at the conversion price as of February 1, 1999.

         The actual number of shares of Common Stock that may be issued upon conversion of the debentures and payments of interest on the debentures in the form of shares of Common Stock will depend on the conversion price in effect from time to time during the term of the debentures, the timing of any such conversion and the decision by us to make any payments of interest in the form of shares of Common Stock. The conversion price will vary from time to time during the term of the debentures. Therefore, it is not possible to estimate with any degree of certainty the total number of shares of Common Stock that would actually be issued upon any conversions of the debentures, the total number of shares of Common Stock, if available, that could be issued in payment of interest, or the availability of shares of Common Stock for payments of interest. The conversion price of the debentures could be substantially below the market price of our Common Stock on any date of conversion. The maximum number of shares of our Common Stock that we can issue upon conversion of the debentures and payment of interest without stockholder approval is 1,939,419 shares.

         We have also reserved for issuance:

     o 500,000 shares of Common Stock in connection with our 1996 Stock Option Plan, 100,000 of which have been granted; and

     o 430,000 shares of Common Stock issuable upon exercise of options granted outside of our 1996 Stock Option Plan.

         The existence of these securities could have an adverse effect on the market price of our Common Stock. If any of these securities are exercised, the value of the Common Stock held by public investors will be diluted if the value of such stock immediately prior to the exercise of such securities exceeds the exercise price thereof, with the extent of such dilution depending upon such excess. These securities afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock. This may adversely affect the terms upon which we could issue additional Common Stock during the term thereof. Holders of warrants and options are also likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the warrants and options. While these securities are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock (the "Shares") by the selling stockholders named in this Prospectus (the "Selling Stockholders").

                              SELLING STOCKHOLDERS

         The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer all or any portion of the Shares for resale from time to time. See "Plan of Distribution."

         The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares. The Company has agreed, among other things, to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Plan of Distribution."

         In October 1996, the Company sold an aggregate of 1,780,303 shares of the Company's Series A Convertible Preferred Stock and warrants to purchase 1,780,303 shares of Common Stock to the Selling Stockholders for an aggregate purchase price of approximately $1.4 million. The Selling Stockholders received registration rights in connection with the purchase of such securities from the Company. The Shares are being registered for resale in this offering pursuant to such registration rights. Royce has released the Selling Stockholders from the restrictions contained in the lock-up agreements executed by the Selling Stockholders in connection with the Company's initial public offering in March 1997 with respect to the registration for resale of the Shares. However, Royce has not released the Selling Stockholders from any other restrictions contained in the lock-up agreements including the restrictions on the ability of the selling stockholders to sell the Shares and the registration for resale of shares of Common Stock issuable upon exercise of warrants held by the Selling Stockholders. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights." Upon consummation of the Company's initial public offering in March 1997 all of the outstanding shares of Series A Preferred Stock were converted into shares of Common Stock. The Selling Stockholders are principal stockholders of the Company. Mr. Agam, the Chairman and Chief Executive Officer of the Company, is the Chairman of Vertical Financial Holdings Establishment ("Vertical"), a Selling Stockholder in this offering. The Company has been advised that pursuant to agreements with third party investors in each of the other Selling Stockholders, Vertical owns equity interests in each such other Selling Stockholder entitling it to varying percentages of the profits resulting from the sale of the Shares of each such other Selling Stockholder. In addition, pursuant to agreements with the other Selling Stockholders, the Trustee of each of the other Selling Stockholders has voting and dispositive power over the shares of Common Stock held by each such other Selling Stockholder, although Vertical retains the right to appoint or terminate the appointment of the Trustee.

         Based on information provided by each Selling Stockholder, the following table sets forth the names of each of the Selling Stockholders and for each, the number of shares of Common Stock beneficially owned before the commencement of the offering, the number of shares of Common Stock offered for sale in this offering and the number of shares and percentage of Common Stock owned after this offering:

                                                                                                     COMMON STOCK BENEFICIALLY
                                               NUMBER OF SHARES OF                                   OWNED AFTER THE OFFERING (1)
                                               COMMON STOCK                NUMBER OF SHARES OF       -------------------------------
                                               BENEFICIALLY OWNED          COMMON STOCK BEING            NUMBER          PERCENT OF
SELLING SECURITY HOLDER                        PRIOR TO THE OFFERING     OFFERED IN THE OFFERING         OF SHARES       OUTSTANDING
-----------------------                        ---------------------     -----------------------     --------------     ------------
Vertical Financial Holdings
 Establishment                                 1,580,304 (2)(3)                  890,152(7)             690,152(8)            6.0%
Behala Anstalt                                   592,804 (4)                     296,402(7)             296,402(8)            2.6
Lupin Investments Services Ltd.                  592,804 (5)                     296,402(7)             296,402(8)            2.6
Henilia Financial Ltd.                           443,894 (6)                     146,547(7)             297,347(8)            2.6



(1) Assuming the sale, subject to certain restrictions, of all Shares by such Selling Stockholder. See "Risk Factors--Shares Eligible
         For Future Sale; Registration Rights."

(2) Jacob Agam, the Chairman and Chief Executive Officer of the Company, is the Chairman of the Board of Vertical. Pursuant to an agreement between Orida Capital and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares held by Vertical. Mr. Agam is the Chairman of Orida. Mr. Agam disclaims beneficial ownership of the shares held by Vertical.

(3) Includes (i) 690,152 shares of Common Stock issuable upon exercise of warrants beneficially owned by Vertical and exercisable within 60 days and (ii) 71,212 shares of Common Stock which are held in escrow but which Vertical retains the power to vote. See "Risk Factors -- Charges to Earnings in the Event of Release of Escrow Shares." Excludes an aggregate of 739,351 shares of Common Stock and 890,151 shares of Common Stock issuable upon exercise of warrants held by Behala Anstalt, Lupin Investments Services Ltd. and Henilia Financial Ltd. (the "Vertical Assignees"). An aggregate of 739,351 shares of outstanding Common Stock held by the Vertical Assignees are also being registered for resale in this offering. The Company has been advised that pursuant to agreements with third party investors in each Vertical Assignee, Vertical owns equity interests in each Vertical Assignee entitling it to varying percentages of the profits resulting from the sale of the shares of Common Stock held by each Vertical Assignee. In addition, pursuant to agreements with the Vertical Assignees, the Trustee of each Vertical Assignee has voting and dispositive power over the shares of Common Stock held by each Vertical Assignee, although Vertical retains the right to appoint or terminate the appointment of the Trustee.

(4) Includes (i) 296,402 shares of Common Stock issuable upon exercise of warrants beneficially owned by Behala Anstalt and exercisable within 60 days and (ii) 23,712 shares of Common Stock which are held in escrow but in respect of which Behala Anstalt retains the power to vote. "Risk Factors -- Charges to Earnings in the Event of Release of Escrow Shares." The Company has been advised that pursuant to an agreement with third party investors in Behala Anstalt, Vertical owns an equity interest in Behala Anstalt entitling it to a percentage of the profits resulting from the sale of the shares of Common Stock held by Behala Anstalt. In addition, pursuant to an agreement with Behala Anstalt, the Trustee of Behala Anstalt has voting and dispositive power over the shares of Common Stock held by Behala Anstalt, although Vertical retains the right to appoint or terminate the appointment of the Trustee.

(5) Includes (i) 296,402 shares of Common Stock issuable upon exercise of warrants beneficially owned by Lupin Investments Services Ltd. and exercisable within 60 days and (ii) 23,712 shares of Common Stock which are held in escrow but in respect of which Lupin Investments Services Ltd. retains the power to vote. "Risk Factors -- Charges to Earnings in the Event of Release of Escrow Shares." The Company has been advised that pursuant to an agreement with third party investors in Lupin Investments Services Ltd., Vertical owns an equity interest in Lupin Investments Services Ltd. entitling it to a percentage of the profits resulting from the sale of the shares of Common Stock held by Lupin Investments Services Ltd. In addition, pursuant to an agreement with Lupin Investments Services Ltd., the Trustee of Lupin Investments Services Ltd. has voting and dispositive power over the shares of Common Stock held by Lupin Investments Services Ltd., although Vertical retains the right to appoint or terminate the appointment of the Trustee.

(6) Includes (i) 297,347 shares of Common Stock issuable upon exercise of warrants beneficially owned by Henilia Financial Ltd. and exercisable within 60 days and (ii) 23,788 shares of Common Stock which are held in escrow but in respect of which Henilia Financial Ltd. retains the power to vote. "Risk Factors -- Charges to Earnings in the Event of Release of Escrow Shares." The Company has been advised that pursuant to an agreement with third party investors in Henilia Financial Ltd., Vertical owns an equity interest in Henilia Financial Ltd. entitling it to a percentage of the profits resulting from the sale of the shares of Common Stock held by Henilia Financial Ltd. In addition, pursuant to an agreement with Henilia Financial Ltd., the Trustee of Henilia Financial Ltd. has voting and dispositive power over the shares of Common Stock held by Henilia Financial Ltd., although Vertical retains the right to appoint or terminate the appointment of the Trustee.

(7) Certain of these shares of Common Stock are held in escrow. See "Risk Factors--Charges to Earnings in the Event of Release of Escrow Shares."

(8) Represents shares of Common Stock issuable upon exercise of warrants beneficially owned by such Selling Stockholder and exercisable within 60 days.

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Stockholders, their pledgees, donees, transferees or other successors-in-interest, may from time to time, sell all or a portion of the Shares, subject to certain restrictions set forth under "Risk Factors--Shares Eligible For Future Sale; Registration Rights," in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of the applicable exchange, (d) ordinary brokerage transactions and transactions in which broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, (g) a combination of any such methods of sale and (h) any other method permitted pursuant to applicable law. In addition to being sold on the Nasdaq National Market, the Shares may also be sold by the Selling Stockholders on the Freiverkehr in Frankfurt, Berlin Stuttgart and Dusseldorf, Germany. The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of Shares by the Selling Stockholders may depress the market price of the Company's Common Stock since the number of Shares which may be sold by the Selling Stockholders is relatively large compared to the historical average weekly trading of the Company's Common Stock, and therefore, if the Selling Stockholders were to sell, or attempt to sell, all of such Shares at once, the Company believes such a transaction could adversely impact the market price for the Company's Common Stock.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and can sell and deliver the Shares in connection therewith or in settlement of securities loans. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

         In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such sales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling

Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

         At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering.

         The Selling Stockholders are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

         In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                 LEGAL MATTERS

         The validity of the securities offered hereby have been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K, as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997, 1996 and 1995 have been incorporated herein in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                              IAT MULTIMEDIA, INC.


                        1,629,503 SHARES OF COMMON STOCK


                                   PROSPECTUS



                               FEBRUARY __, 1999


-------------------------------------------------------------------------------

                                    PART II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:


SEC Registration Fee                     $ 3,851
Accounting Fees and Expenses                 *
Legal Fees and Expenses                      *
Miscellaneous Expenses                       *
                                         -------
Total                                    $   *

-------------
* To be filed by amendment.

Item 15. Indemnification of Directors and Officers.

         The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

         Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to the indemnification of officers and directors which
Section is hereby incorporated herein by reference.

Item 16. Exhibits.

         4.4 -- Warrant issued to Vertical Financial Holdings Establishment (one in a series of warrants with identical terms)(1)

         5.1 -- Opinion of Bachner, Tally, Polevoy & Misher LLP

         10.3 -- Investor's Rights Agreement dated as of October 24, 1996 by and between the Registrant and Vertical Financial Holdings Establishment (1)

         23.1 -- Consent of Rothstein, Kass & Company, P.C. - Included on II-4

         23.2 -- Consent of Bachner, Tally, Polevoy & Misher LLP -- Included in
Exhibit 5.1

         24 -- Power of Attorney - Included on II-3

------------
 * To be filed by amendment.

-----------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333- 18529) declared effective on March 26, 1997.

Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Undertaking Required by Regulation S-K, Item 512(b).

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.
Undertaking required by Regulation S-K, Item 512(h).

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the 4th day of February 1999.

                                          IAT MULTIMEDIA, INC.

                                          /s/ Jacob Agam
                                          -----------------------
                                          By: Jacob Agam
                                          Chairman and Chief Executive Officer



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Klaus Grissemann and Jacob Agam or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

NAME                                TITLE                                                DATE
----                                -----                                                ----

 /s/ Jacob Agam                     Chairman of the Board and Chief                      February 4, 1999
-----------------------             Executive Officer (principal executive officer)
     Jacob Agam


 /s/ Klaus Grissemann               Chief Financial Officer and                          February 4, 1999
-----------------------             Director (principal financial officer)
     Klaus Grissemann


                                    Director                                             February __, 1999
-----------------------
    Robert Weiss


/s/ Viktor Vogt                     Director                                             February 4, 1999
-----------------------
    Viktor Vogt

                                    Director                                             February __, 1999
-----------------------
    Volker Walther


/s/ Erich Weber                     Director                                             February 4, 1999
-----------------------
    Erich Weber

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statement of IAT Multimedia, Inc. and Subsidiaries on Form S-3 of our report dated March 25, 1998, on our audits of the consolidated financial statements and the financial statement schedule of IAT Multimedia, Inc. and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts."


/s/ ROTHSTEIN, KASS & COMPANY, P.C.


Roseland, New Jersey
February 4, 1999